                                                                      EXHIBIT 12

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                                        YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------------
                                                             2001       2000      1999      1998      1997
                                                           -------    -------   -------   -------   -------
(Loss) Income before income taxes, extraordinary item and
cumulative effect of change in accounting principle        $(3,958)   $   126   $ 1,902   $ 2,419   $ 2,429
Interest expense (net of amounts capitalized)                1,442      1,041       736       543       405
Interest factor on rentals (1/3)                               151        137        92        70        91
Losses from equity method affiliates (1)                     3,170         41        --        --        --
                                                           -------    -------   -------   -------   -------
Earnings available for fixed charges (2)                   $   805    $ 1,345   $ 2,730   $ 3,032   $ 2,925
                                                           =======    =======   =======   =======   =======
Interest expense                                             1,629      1,145       763       568       425
Interest factor on rentals (1/3)                               151        137        92        70        91
                                                           -------    -------   -------   -------   -------
Fixed charges                                              $ 1,780    $ 1,282   $   855   $   638   $   516
                                                           =======    =======   =======   =======   =======
Ratio of earnings to fixed charges (coverage deficiency) $    (975)      1.05      3.19      4.75      5.67
                                                           =======    =======   =======   =======   =======

NOTE (1):

For the year ended December 31, 2001, the ratio of earnings to fixed charges was calculated as a negative ratio. As a result, disclosed above is the calculation of the coverage deficiency. For the purposes of this calculation we have included the impact of the $3.048 billion write-down of the investment on KPNQwest that occurred during the second quarter of 2001, as an add-back of Qwest's share of losses in its equity method affiliates.

NOTE (2):

"Earnings" is computed by adding income before income taxes, extraordinary items and cumulative effect of change in accounting principle and fixed charges. Also included in earnings is the add-back of Qwest's share of losses in its equity method affiliates. "Fixed charges" consist of interest on indebtedness and the portion of rentals representative of the interest factor.

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                              (DOLLARS IN MILLIONS)

                                     BALANCE AT                                              BALANCE AT
                                    BEGINNING OF       MERGER         CHARGED TO                   END OF
                                       PERIOD       ADJUSTMENT(1)      EXPENSE      DEDUCTIONS    PERIOD
                                    ------------    -------------    ----------    ----------   ----------
Allowance for uncollectibles:

2001                                   $301            $ --             $660          $589         $372
2000                                     88              68              484           339          301
1999                                     69              --              158           139           88

Allowance for obsolete inventory:

2001                                   $ 11            $ --             $  1          $  1         $ 11
2000                                     10              --                2             1           11
1999                                      6              --                8             4           10


(1) The merger adjustment represents pre-merger Qwest's allowance for uncollectibles at the time of the Merger (June 30, 2000).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Qwest Communications International Inc.:

We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements included in Qwest Communications International Inc.'s (the "Company") Annual Report on Form 10-K, and have issued our report thereon dated January 29, 2002 (except for the matters discussed in Note 15, as to which the date is March 31, 2002). Our audits were made for the purpose of forming an opinion on those consolidated financial statements taken as a whole. The schedule appearing on Exhibit 12, page 2 of this Form 10-K is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


/s/ Arthur Andersen LLP


Denver, Colorado,
 January 29, 2002.